[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

EXHIBIT 10.39

December 7, 2023

McDavid Stilwell
[***]
[***]

Dear McDavid,

Your resignation from the position as Chief Financial Officer will be effective December 31, 2023 (the “Separation Date”).  This letter (the “Agreement”) provides information regarding the mutual separation package agreement offered to you by Coherus Biosciences, Inc. (the “Company”) should you agree to sign this Agreement.

On the eighth day following your signing of this Agreement (after December 31, 2023), and provided it is not revoked as provided herein, (the “Effective Date”), you will be entitled to the severance detailed below, provided that you comply with the terms of the Agreement.

1.Payment of Wages, Accrued Unused PTO, and Business Expenses.  Effective December 31, 2023, you will receive payment of wages through December 31, 2023, plus paid time off (“PTO”) accrued but unused through the Separation Date. You may submit any business expenses incurred by you in accordance with the Company’s normal travel and expense policies no later than January 31, 2024, and the Company will promptly reimburse you for all documented and approved expenses.  All items in this Section 1 will be paid to you regardless of whether you elect to sign this Agreement.
2.Severance Payments and Benefits.  Provided you sign and do not revoke this Agreement, within 8 days after you return the signed Agreement to the Company (after December 31, 2023), you will be paid one year of additional pay, [***] in a lump sum (gross) but less applicable taxes and authorized withholdings (“Severance Payment”). Furthermore, if you timely elect to receive continuation of your healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay for your COBRA premiums through December 31, 2024.
3.Stock Options: The amount of stock options and restricted stock units that you would have vested through December 31, 2024, will vest immediately on December 31, 2023, and your exercise window will begin on January 1, 2024.

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4.Mutual Release of Claims.
A.Your Release of Claims.

You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)	On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, representatives, agents, attorneys and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the Separation Date. Without limiting the generality of the foregoing, you hereby release and forever discharge the Releasees of and from any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company, including, but not limited to, wage claims (base, bonus or commission), your termination of your position and your employment separation, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under that Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims arising under any other local, state or federal laws governing employment, including, but not limited to, the laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, failure to pay wages (base, bonus and commission), discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company, and your right to bring to the attention

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of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing (or similar state agencies) administrative Claims of harassment, discrimination or retaliation; provided, however, that you release your right to secure damages as a remedy for any such administrative Claims.

b)	Notwithstanding the generality of the foregoing in subsection a) above, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company, and your right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing (or similar state agency) administrative Claims of harassment, discrimination or retaliation; provided, however, that you release your right to secure damages as a remedy for any such administrative Claims.

c)	You have been advised of the following:

i)	You have the right to consult with an attorney before signing this Agreement.
ii)	You have seven (7) days after signing this Agreement to revoke your agreement to it, and the Agreement will not be effective, and you will not receive any of the Severance Payments or benefits outlined in Section 2 until that revocation period has expired. If you wish to revoke your acceptance of this Release, you must deliver such notice by email, to be received no later than 5:00 p.m. Pacific Time on the 7th day following your signature to Rebecca Sunshine, Chief Human Resources Officer, at [***].

B.The Company’s Release of Claims.

Except as provided in this Section 4(B), the Company agrees to release and not to sue, or otherwise file, any claim against You based on anything that has occurred as of the date You sign this Agreement.  Notwithstanding the foregoing, the Parties agree that the Company specifically reserves any claims for misappropriation of trade secrets, embezzlement, clawbacks of compensation as required by law, the Company's Clawback Policy or applicable stock exchange rules, or willful misappropriation of Company funds.

C.YOU AND COMPANY ACKNOWLEDGE THAT YOU BOTH HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

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BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

5. Employee’s Representations. You represent and warrant that:

a)You have returned to the Company all Company property in your possession, including all confidential information that you received while at the Company and/or created for the purposes of your employment while at the Company.
b)You are not owed wages, commissions, bonuses or other compensation, other than as set forth in Section 1-3, above.
c)During the course of your employment, you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation laws.
d)You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

6.Non-disparagement; Neutral Reference.  [***]

7.Maintaining Confidential Information.  You will abide by all of your confidentiality obligations to the Company, including those outlined in your Proprietary Information and Inventions Agreement (PIIA) that you entered at the start of your employment with the Company, see, e.g., Sections 1, 2 (Proprietary Information, Recognition of Company’s Rights; Nondisclosure), and Section 10 (Additional Activities).  You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner. This includes any confidential information that you created for purposes of your employment at the Company.  For the purposes of this Agreement, confidential information and proprietary information, as defined in the PIIA, are interchangeable.

8.  Confidential Separation Information.  Employee and Company agree that the existence of the Agreement, the terms and conditions of this Agreement and any discussions between employee and the Company that led to the terms and conditions of this Agreement are confidential and will not be disclosed to any other person.

9. Cooperation with the Company.  You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

10.  Violation of Agreement. You understand that any violation of any of Your obligations under this Agreement, will result in this Agreement being deemed null and void, and may require you to repay to the Company any Severance Payments or other benefits you received hereunder.

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11.Voluntary and Knowing Agreement.  You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions and that you are voluntarily accepting its terms.

12.Section 409A.  To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

13.Entire Agreement; Amendment.  This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the terms of your separation.  This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

14.Governing Law/Venue.  To the greatest extent allowed by law, this Agreement will be governed in all respects by the laws of the State of California without giving effect to any choice of law rules that would dictate application of the laws of a different jurisdiction.   The parties agree that, to the greatest extent allowed by law, any dispute between them related in any way to this Agreement will be brought in the state or federal courts in San Mateo County.  The parties specifically consent to the sole jurisdiction of such courts.

Kindly sign where indicated below, and return this letter to Rebecca Sunshine, Chief Human Resources Officer, by [***].

Sincerely,

/s/ Rebecca Sunshine

Rebecca Sunshine

Chief Human Resources Officer

Accepted and agreed to on this __11th_ day of ____December_____ 2023.

/s/ McDavid Stilwell

McDavid Stilwell

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